Exhibit 99.1

May 16, 2019

Pulmatrix Announces Leadership Change

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) announces today that Dr. Robert Clarke has stepped down as Chief Executive Officer. Ted Raad will immediately transition from his current role as Chief Business Officer to that of Chief Executive Officer and member of the Pulmatrix Board of Directors. In order to ensure a smooth transition, Dr. Clarke will continue as an advisor to the Board of Directors and Company Management through August 14, 2019.

“The Pulmatrix Board of Directors appreciates the contributions of Dr. Clarke in leading Pulmatrix through the critical stages of an early-stage development-focused company. Bob was integral in the development of Pulmatrix’s iSPERSE inhaled drug delivery platform and product pipeline. As CEO, Bob also led the company through the transition from a private to public company. We wish the best for Bob,” said Mark Iwicki, the Company’s Chairman. “We believe that Ted is well positioned to lead Pulmatrix into a late-stage development and commercial organization. Ted recently led completion of Pulmatrix’s partnership with Cipla Technologies for the development and commercialization of Pulmazole and brings a breadth and depth of executive management, clinical development and commercial experience to the role.”

“After fifteen years at Pulmatrix growing with the organization from Head of R&D to CSO and ultimately to CEO, I’ve had the opportunity to see every aspect of the Company’s business,” said Dr. Robert Clarke. “With the Pulmazole program partnered with Cipla Technologies, and a strong balance sheet for future development, I believe that the business is now heading into a promising phase of its evolution under Ted’s capable leadership. I look forward to the future success of Pulmatrix as the Company’s products get to patients in need.”

“I personally want to thank Bob for his contributions and bringing me to the Company,” said Ted Raad, Pulmatrix’s President and Chief Executive Officer. “Pulmatrix has the potential to transform patient care in respiratory disease. In addition to Pulmazole beginning Phase 2, we look forward to advancing PUR1800 towards the clinic. We have a robust pipeline where each product has the potential to positively impact patient lives.”

Mr. Raad joined Pulmatrix in 2017 as Chief Business Officer to provide strategic business guidance and lead all business development efforts, which resulted in a partnership with Cipla Technologies for the development and commercialization of Pulmazole. Mr. Raad brings more than 20 years of experience, including executive leadership roles at Option Care and Sunovion Pharmaceuticals. Mr. Raad earned a BA in Business Administration from the University of Colorado at Boulder and an MBA from the Thunderbird School of Global Management.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact
Ted Raad, CEO	William Duke, CFO
(781) 357-2350	(781) 357-2333
traad@pulmatrix.com	wduke@pulmatrix.com